As filed with the Securities and Exchange Commission on April 24, 2018

Registration No. 333-158734
Registration No. 333-180932

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________________

POST-EFFECTIVE AMENDMENT NO. 1
FILE NO. 333-158734
POST-EFFECTIVE AMENDMENT NO. 1
FILE NO. 333-180932

_______________________________________________________
TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Celanese Corporation
(Exact name of registrant as specified in its charter)

Delaware	98-0420726
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 W. Las Colinas Blvd., Suite 900N, Irving, TX 75039
(Address of Principal Executive Offices)

Celanese Corporation 2009 Global Incentive Plan
Celanese Corporation 2018 Global Incentive Plan
(Full title of the plan)

James R. Peacock III
Vice President, Deputy General Counsel and Corporate Secretary
222 W. Las Colinas Blvd., Suite 900N
Irving, TX 75039
(Name and address of agent for service)

(972) 443-4000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of large accelerated filer, accelerated filer, smaller reporting company, and “emerging growth” company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE
On April 23, 2009, Celanese Corporation, a Delaware corporation (the “Company” or the “Registrant”), filed a registration statement on Form S-8 (Registration No. 333-158736) with the Securities and Exchange Commission (the “SEC“) to register 14,320,690 shares of the Company's Series A Common Stock, par value $0.0001 per share (the “Common Stock”), available for issuance under the Company's 2009 Global Incentive Plan (as subsequently amended, the “2009 Plan”). The Company paid a registration fee of $13,248.99 at the time to register such shares of Common Stock. On April 25, 2012, the Company filed a registration statement of Form S-8 (Registration No. 333-180932) to register an additional 9,145,018 shares of Common Stock pursuant to the 2009 Plan. The Registrant paid $50,106.00 to register such shares of Common Stock. The registration statements on Form S-8 filed in connection with the 2009 Plan are referred to herein collectively as the “Registration Statements”. Since the 2009 Plan provides for possible adjustment of the number, price and kind of shares covered by equity incentive awards granted or to be granted in the event of certain capital or other changes affecting the Common Stock, the Registration Statements also covered an indeterminate number of shares of Common Stock as may have become issuable as a result of such provisions.
On April 19, 2018, the stockholders of the Company approved the Celanese Corporation 2018 Global Incentive Plan (the “2018 Plan”), effective April 23, 2018 (the “Effective Date”). Upon the Effective Date, no additional awards will be made under the 2009 Plan. The total number of shares of Common Stock for which awards may be granted under the 2018 Plan shall be (i) 2,500,000 new shares of Common Stock plus (ii) the number of shares of Common Stock available for future awards under the 2009 Plan as of the Effective Date, and (iii) the number of shares of Common Stock that are subject to outstanding equity awards under the 2009 Plan as of the Effective Date but may again become available for grants of awards under the 2018 Plan if an outstanding award under the 2009 Plan terminates by expiration, forfeiture, cancellation or otherwise without the issuance of such shares for awards not involving shares of Common Stock as provided in the 2018 Plan (the shares described in clauses (ii) and (iii), the “Carryover Shares”).
In accordance with the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan or distribution as it was originally disclosed in the Registration Statements, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statements (the “Post-Effective Amendment”) to reflect that, as of the Effective Date, the Carryover Shares may be issued under the 2018 Plan and also to file as an exhibit hereto a copy of the 2018 Plan as well as a new opinion as to the validity of the shares of Common Stock that were previously issuable pursuant to the 2009 Plan. This Post-Effective amends and supplements the items listed below. All other items of the Registration Statements are incorporated by reference without change.
Concurrently with the filing of this Post-Effective Amendment, the Company is filing a new registration statement on Form S-8 to register 2,500,000 new shares of Common Stock authorized for issuance pursuant to the 2018 Plan as described above, which amount excludes the Carryover Shares. No additional shares of Common Stock are being registered by this Post-Effective Amendment.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
Item 3 of Part II of each Registration Statement is amended in its entirety to read as follows:
The following documents, which have heretofore been filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Commission on February 9, 2018;

(b)
the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on April 17, 2018 and the Company's Current Reports on Form 8-K filed on February 20, 2018, March 20, 2018 and April 20, 2018; and

(c)
the description of the Company’s Series A Common Stock, par value $0.0001 per share, contained in the Company’s Form 8-A filed on January 18, 2005 (file number 001-32410) and any amendment or report updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statements which indicate that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in the Registration Statements and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish (but not file) to the Commission will be incorporated by reference into, or otherwise included in, ths Registration Statements.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statements to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statements.
Item 5. Interests of Named Experts and Counsel
Item 5 of Part II of each of Registration Statement is amended in its entirety to read as follows:
The validity of the shares of Common Stock offered under the 2018 Plan has been passed upon for the Company by James R. Peacock III, Vice President, Deputy General Counsel and Corporate Secretary of the Company. As of the date of this Registration Statement, Mr. Peacock was employed by a subsidiary of the Company and the beneficial owner of approximately 13,442 shares of Common Stock.
Item 6. Indemnification of Directors and Officers
Item 6 of Part II of each Registration Statement is amended in its entirety to read as follows:
The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Further subsections of DGCL Section 145 provide that:

(1)
to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2)
the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3)
the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Company’s Certificate of Incorporation and By-laws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the

Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. the Company may, in its discretion, similarly indemnify its employees and agents.
The Company has established an Employee Indemnification Policy that provides that the Company and its subsidiaries will indemnify and hold harmless each director and officer against any taxes, interest, penalties, reasonable expenses (including reasonable counsel fees), judgments, settlement costs, fines, liabilities, damages, fees or other charges assessed against, suffered, or incurred by such indemnified employee in any action, arbitration, audit, hearing, investigation, litigation, suit or claim (whether criminal, civil, or administrative) as a direct or indirect result of such indemnified employee’s service (i) as an administrator, fiduciary, officer, trustee, custodian, agent, employee or other representative of any employee benefit plan sponsored by the Company or its subsidiaries or (ii) as a director, manager or officer of any of the Company’s subsidiaries, unless it is finally judicially determined that: (a) the act, omission, or failure to act of the indemnified employee was material to the claim; and (b)(1) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, or (2) the indemnified employee actually received an improper personal benefit in money, property or services. The Employee Indemnification Policy also provides for reimbursement of reasonable expenses (including reasonable legal fees) incurred in the investigation of any such matter.
To the fullest extent permitted by the DGCL, the By-laws of the Company relieve its directors and officers, and directors and officers of affiliated subsidiaries, from expenses incurred in connection with a compelled action brought by or in the right of the Company if such director or officer acted in good faith and in a manner such director or officer reasonably believed to not be in or opposed to the Company’s best interests. However, the By-laws of the Company provide that a director or officer shall not be indemnified for any claim, issue or matter as to which such director or officer is adjudged liable to the Company unless, and only to the extent that, the Delaware Court of Chancery or the court in which such judgment is rendered determines that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses and costs as such court deems proper.
In addition, Section 102(b)(7) of the DGCL provides that a corporation is restricted from relieving its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions of the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transactions from which the director derived an improper personal benefit.
The Company currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.
Item 8. Exhibits

Exhibit Number
Description

4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed with the SEC on October 18, 2016).

4.1(a)
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Celanese Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on April 22, 2016).

4.2	Fourth Amended and Restated By-laws, effective as of February 8, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on February 9, 2016).

4.3	Form of certificate of Series A Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-120187) filed with the SEC on January 13, 2005).

5.1*	Opinion of counsel as to the legality of securities being offered.

23.1*	Consent of Independent Registered Public Accounting Firm of Celanese Corporation, KPMG LLP.

23.2*	Consent of Independent Auditors of CTE Petrochemicals Company, BDO USA, LLP.

23.3*	Consent of Independent Auditors of National Methanol Company, BDO Dr. Mohamed Al-Amri & Co.

23.4*	Consent of counsel (incorporated by reference to exhibit 5.1).

Exhibit Number
Description

24.1*	Power of Attorney (contained on signature page hereto).

99.1
Celanese Corporation 2009 Global Incentive Plan, as Amended and Restated, February 9, 2017 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the SEC on April 18, 2017).

99.2	Celanese Corporation 2018 Global Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 20, 2018).
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 24th day of April, 2018.

CELANESE CORPORATION
(Registrant)

By:	/s/ MARK C. ROHR
Name:	Mark C. Rohr
Title:	Chairman of the Board of Directors and Chief Executive Officer
(Principal Executive Officer)
POWER OF ATTORNEY
We, the undersigned officers and directors of Celanese Corporation, do hereby constitute and appoint Mark C. Rohr, Chief Executive Officer of the Company, and Scott A. Richardson, Chief Financial Officer of the Company, and, in each case, any of their respective successors at the Company (in functional position or otherwise) or designees, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statements under the Securities and Exchange Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments and supplements to such Post-Effective Amendment No. 1 to the Registration Statements (including post-effective amendments), any amendments (including post-effective amendments) to the underlying registration statements on Form S-8 (File Nos. 333-158736 and 333-180932), and any subsequent registration statements filed pursuant to Rule 462(b) under the Securities and Exchange Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities regulatory body, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, including without limitation state securities authorities, grating unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act of 1933, this this Post-Effective Amendment No. 1 to the Registration Statements has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MARK C. ROHR	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 24, 2018
Mark C. Rohr

/s/ SCOTT A. RICHARDSON	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 24, 2018
Scott A. Richardson

/s/ BENITA M. CASEY	Vice President - Finance, Controller and Chief Accounting Officer (Principal Accounting Officer)	April 24, 2018
Benita M. Casey

/s/ JEAN S. BLACKWELL	Director	April 24, 2018
Jean S. Blackwell

/s/ WILLIAM M. BROWN	Director	April 24, 2018
William M. Brown

/s/ BENNIE W. FOWLER	Director	April 24, 2018
Bennie W. Fowler

/s/ EDWARD G. GALANTE	Director	April 24, 2018
Edward G. Galante

/s/ KATHRYN M. HILL	Director	April 24, 2018
Kathryn M. Hill

/s/ DAVID F. HOFFMEISTER	Director	April 24, 2018
David F. Hoffmeister

/s/ JAY V. IHLENFELD	Director	April 24, 2018
Jay V. Ihlenfeld

/s/ JOHN K. WULFF	Director	April 24, 2018
John K. Wulff